GREY CLOAK TECH INC.

INSIDER TRADING POLICY

And Guidelines with Respect to

Certain Transactions in Company Securities

In order to take an active role in the prevention of insider trading violations by the officers, directors, employees, consultants, attorneys, advisors and other related individuals of Grey Cloak Tech Inc. (the “Company”), the Board of Directors of the Company has adopted the policies and procedures described in this Memorandum effective as of September 8, 2020 (the “Effective Date”).

A. Adoption Of Insider Trading Policy

Effective as of the Effective Date, the Company has adopted this Insider Trading Policy (the “Policy”), which prohibits trading based on material, nonpublic information regarding the Company (“Inside Information”). The Policy covers all officers and members of the Company’s board of directors (the “Directors”), all other employees, secretaries and assistants supporting the Company’s Directors and consultants or the Company’s contractors who have or may have access to Inside Information and members of the immediate family or household of any such person, or any affiliate (as such term is defined under the Securities Act of 1933, as amended) of any such person or the Company. The Policy (and/or a summary thereof) is to be delivered to all new employees, consultants and related individuals who are within the categories of covered persons upon the commencement of their relationships, and is to be circulated to all covered personnel at least annually.

B. Designation Of Certain Persons

1.Section 16 Individuals. All of the Company’s Directors and executive officers are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Attached hereto as Exhibit A is a separate memorandum which discusses the relevant terms of Section 16.

2.Other Persons Subject to our Policy. In addition, certain employees, consultants, and advisors as described above, or certain of their respective affiliates, have, or are likely to have, from time to time, access to Inside Information and, together with the Section 16 Individuals, are subject to the Policy, including the pre-clearance requirement described in Section B.4. below.

3.Appointment of Compliance Officer. The Company has appointed “Bill Croyle” as our Insider Trading Compliance Officer (the “Compliance Officer”).

4.Duties of Compliance Officer. The Compliance Officer has been designated by the Directors to handle any and all matters relating to the Company’s Insider Trading Compliance Program. Certain of those duties may be delegated to outside counsel with special expertise in securities issues and relevant law. The duties of the Compliance Officer shall include the following:

a.Pre-clearing all transactions involving the Company’s securities by the Section 16 Individuals and those individuals having regular access to Inside Information, defined for these purposes to include the Company’s employees, all secretaries and assistants supporting such Directors, officers and employees, and consultants or contractors who have or may have access to Inside Information and members of the immediate family or household of any such person, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended. Attached hereto as Exhibit B is a Pre-Clearance Checklist to assist the Compliance Officer’s performance of this duty.

b.Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

c.Serving as the Company’s designated recipient of copies of reports filed with the Securities and Exchange Commission by Section 16 Individuals under Section 16 of the Exchange Act.

d.Performing periodic reviews of available materials, which may include Forms 3, 4 and 5, Form 144, officers and director’s questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, Directors and others who have, or may have, access to Inside Information.

e.Circulating the Policy (and/or a summary thereof) to all covered employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, Directors and others who have, or may have, access to Inside Information.

f.Assisting the Board of Directors in implementation of the Policy.

g.Coordinating with our counsel regarding all securities compliance matters.

h.Retaining copies of all appropriate securities reports, and maintaining records of his/her activities as Compliance Officer.

i.Oversee the implementation of trading suspensions applicable to Directors, officers, or some or all employees that may be ordered by the Directors or Chief Executive officer.

C. Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures. It applies to all officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to the Company who receive or have access to Inside Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Inside Information from any Insider.

Any person who possesses Inside Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at these times be subject to this Policy.

D. Definition of Inside Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

• Financial results

• Projections of future earnings or losses

• Major contract awards, cancellations or write-offs

• Joint ventures with third parties

• Results of product development

• News of a pending or proposed merger or joint venture

• News of the disposition of a subsidiary

• Impending bankruptcy or financial liquidity problems

• Gain or loss of a substantial customer or supplier

• New product announcements of a significant nature

• Significant product defects or modifications

• Significant pricing changes

• Stock Splits or Consolidations

• New equity or debt offerings

• Acquisitions

• Significant litigation exposure due to actual or threatened litigation

• Major changes in senior management.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

E. Statement of Policy

General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Inside Information in securities trading.

1.Trading on Inside Information. No Director, officer, or employee of, or consultant or contractor to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Inside Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges and the NASDAQ National Market are open for trading. However, see Section G.2. below for a full discussion of trading pursuant to a pre-established plan or by delegation.

2.Tipping. No Insider shall disclose (“tip”) any Inside Information to any other person in the securities of the Company (including family members), nor shall such Insider or related person make recommendations or express opinions on the basis of Inside Information as to trading in the Company’s securities.

3.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

F. Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading. Insiders may be subject to penalties and jail time for engaging in transactions in the Company’s securities at a time when they have knowledge of nonpublic information regarding the Company.

2.Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has

imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the Canadian Securities Commissions, the stock exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading.

3.Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

4.Company Liability. Although responsibility for compliance with this Policy and liability for non-compliance are primarily personal to the individuals involved, violations may result in civil and criminal liability for the Company.

G. Permitted Trading Period

1.Black-Out Period and Trading Window. To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that all officers; directors; employees with the title of general manager, controller or more senior; and members of the immediate family or household of any such person refrain from conducting transactions involving the purchase or sale of the Company’s securities, other than during the period in any fiscal quarter (including the year-end) commencing forty-eight hours following the date and time of public disclosure of the financial results for the prior fiscal quarter or year with respect to the Form 10-K and Form 10-Q, as applicable, and ending on the fifteenth calendar day of the third month of the fiscal quarter (including the year-end) (the “Trading Window”). If such public disclosure occurs on a Trading Day before the markets close, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

The safest period for trading in the Company’s securities, assuming the absence of Inside Information, is generally the first ten Trading Days of the Trading Window. The last month of each fiscal quarter and the period of time from the end of such quarter until the public disclosure of quarterly results are particularly sensitive periods of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This is because officers, directors and certain other employees, as any quarter progresses, are increasingly likely to possess Inside Information about the expected financial results for the quarter. The purpose of the Trading Window is to avoid any unlawful or improper transactions.

It should be noted that even during the Trading Window any person possessing Inside Information concerning our Company should not engage in any transactions in our securities until such information has been known publicly for at least two Trading Days. The Company has adopted the policy of delaying trading for “commencing forty-eight hours following the date and time of public disclosure” because the securities laws require that the public be informed effectively of previously undisclosed material information before Insiders trade in the Company’s stock. Public disclosure may occur through a widely disseminated press release or through filings, such as Forms 10-K, 10-Q and 8-K, with the SEC. Furthermore, in order for the public to be effectively informed, the public must be given time to evaluate the information disclosed by the Company. Although the amount of time necessary for the public to evaluate the information may vary depending on the complexity of the information, generally two Trading Days is a sufficient period of time.

Although the Company may from time to time require during a Trading Window that directors, officers, selected employees and others suspend trading because of developments known to us and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

From time to time, our Company, at the direction of the CEO or the directors, may also require that directors, officers, selected or all employees and others suspend trading because of developments known to us and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during such period and should not disclose to others the fact of such suspension of trading. Such suspension shall last for the duration of the period set by the directors or the CEO, as applicable which shall be the earlier of: (i) two Trading Days after such developments have been disseminated to the public or (ii) such time as the directors or the CEO, as applicable, have determined that the developments are no longer material.

Notwithstanding these general rules, Insiders may trade outside of the Trading Window provided that such trades are made pursuant to a pre-established plan or by delegation; these alternatives are discussed in the next section.

2.Trading According to a Pre-established Plan or by Delegation. Trading which is not “on the basis of” material non-public information may not give rise to insider trading liability. The SEC has adopted Rule 10b5-1 under which insider trading liability can be avoided if Insiders follow very specific procedures. In general, such procedures involve trading according to pre-established instructions (a “Pre-established Trade”).

Pre-established Trades must:

a.Be documented by a contract, written plan, or formal instruction which provides that the trade take place in the future. For example, an Insider can contract to sell his or her shares on a specific date, or simply delegate such decisions to an investment manager, 401(k) plan administrator or similar third party. This documentation must be provided to the Compliance Officer.

b.Include in its documentation the specific amount, price and timing of the trade, or the formula for determining the amount, price and timing. For example, the Insider can buy or sell shares in a specific amount and on a specific date each month, or according to a pre-established percentage (of the Insider’s salary, for example) each time that the share price falls or rises to pre-established levels. In the case where trading decisions have been delegated, the specific amount, price and timing need not be provided.

c.Be implemented at a time when the Insider does not possess Inside Information. As a practical matter, this means that the Insider should set up Pre-established Trades, or delegate trading discretion, only during a “Trading Window” (discussed in Section G.1., above). However, in doing so, the Insider should take into account the considerations described in Section G.1. above, including, without limitation, the fact that use of the Trading Window may not provide a “safe harbor” for the Insider. And,

d.Remain beyond the scope of the Insider’s influence after implementation. In general, the Insider must allow the Pre-established Trade to be executed without changes to the accompanying instructions, and the Insider cannot later execute a hedge transaction that modifies the effect of the Pre-established Trade. An Insider wishing to change the amount, price or timing of a Pre-established Trade, or terminate a Pre-established Trade, can do so only during a Trading Window. If the Insider has delegated decision-making authority to a third party, the Insider cannot subsequently influence the third party in any way and such third party must not possess material non-public information at the time of any of the trades.

Prior to implementing a pre-established plan for trading, all officers and directors must receive the approval for such plan from the Compliance Officer. No pre-established plan or any amendment thereto may become effective until thirty calendar days after the execution date of any such plan or amendment.

3.Pre-clearance of Trades. The Company has determined that all Reporting Insiders of the Company should refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each officer and director should contact the Company’s Compliance Officer prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain employee’s, consultants and contractors other than and in addition to officers and directors. Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the Compliance Officer.

4.Individual Responsibility. As Insiders, every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, regardless of whether we have recommended a Trading Window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in our securities.

An Insider may, from time to time, have to forego a proposed transaction in our securities even if he or she planned to make the transaction before learning of the Inside Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

H. Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Inside Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.

Civil and criminal penalties, and termination of employment, may result from trading on Inside Information regarding the Company’s business partners. All employees should treat Inside Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

I. Certain Exceptions

For the purposes of this Policy, the Company considers that exercise of stock options for cash under the Company’s stock options plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

J. Prohibition Against Buying and Selling Company Stock Within a Six-Month Period (Directors, Officers and 10% Shareholders)

Purchases and sales (or sales and purchases) of Company common stock occurring within any six-month period in which a mathematical profit is realized result in illegal “short-swing profits.” The prohibition against short-swing profits is found in Section 16 of the Exchange Act. Section 16 was drafted as a rather arbitrary prohibition against profitable “insider trading” in a company’s securities within any six-month period regardless of the presence or absence of material nonpublic information that may affect the market price of those securities. Each executive officer, director and 10% shareholder of the Company is subject to the prohibition against short-swing profits under Section 16. Such persons are required to file Forms 3, 4 and 5 reports reporting his or her initial ownership of the Company’s common stock and any subsequent changes in such ownership. The Sarbanes-Oxley Act of 2002 requires officers and directors who must report transactions on Form 4 to do so by the end of the second business day following the transaction date. Please note that the prohibition against short-swing profits and the reporting requirements apply to trades made pursuant to a pre-established plan or delegation of trading authority.

Profit realized, for the purposes of Section 16, is calculated generally to provide maximum recovery by the Company. The measure of damages is the profit computed from any purchase and sale or any sale and purchase within the short-swing (i.e., six-month)

period, without regard to any setoffs for losses, any first-in or first-out rules, or the identity of the shares of common stock. This approach sometimes has been called the “lowest price in, highest price out” rule.

K. Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Compliance Officer.

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